November  11,  1998




Mr.  David  B.  Caney
Link  Hill  House
Rye  Road
Sanhurst,  Kent  TN185PQ

Re:  Letter  of  Agreement
     Joint  Venture

Dear  Mr.  Caney:

Over the past several weeks, HumTech, Inc. (HT) and David B. Caney (DC), have worked together in good faith to define and outline an understanding of agreement on establishing a joint venture arrangement in the United Kingdom.

This Letter of Agreement reflects our most recent discussions and is intended to provide an initial business strategy we agree to perform under.

The purpose of this letter ("Letter of Agreement") is to outline the manner in which we intend to proceed. The parties recognize that the transaction will require further documentation and approvals, including the preparation and approval of formal agreements, formation of business entities, and setting forth the terms and conditions of the joint venture. Nevertheless, we execute this Letter of Agreement to evidence our intentions to proceed in mutual good faith, to complete work required to negotiate final terms of a joint venture that are consistent with this letter.

The proposed terms and conditions include, but are not limited to, the following:

     1. The business entity will be a Limited Liability Corporation (LLC) formed in the United Kingdom. The name of the LLC will be HumaTech Ltd.
         (HTL).

     2. The ownership of HTL will be 50 (%) percent HumaTech Inc. and 50 (%) percent David B. Caney. Net profits will be split on ownership percentages.

     3.  The  Managing  Director  of  HTL  will  be  David  B.  Caney.

     4. Compensation of HTL Directors will be covered under separate employment agreements.

     5. Initial Directors of HTL will be David G. Williams, John D. Rottweiler and David B. Caney.

     6. Confidential: All information produced by either party must be considered confidential and not exposed to anyone who does not have a need to know. A breach of confidentiality shall constitute grounds for termination of any agreements.

     7. Contract: Upon the execution of the Investment Agreement, and upon both parties verifying all of the documentation to be in order, parties will enter into a firm agreement.

     8. This joint venture is contingent upon: (i) the completion of due diligence by each party on HT and HTL, its markets, prospects and potential; (ii) satisfactory completion of legal due diligence.

     9. None of the parties hereto shall be under any obligation to any other party until a definitive Joint Venture entity/agreement is executed.

If the foregoing is acceptable to you, execute a copy of this letter in the place set forth below.

Very  truly  yours,

HumaTech,  Inc.

By:  /s/  David  G.  Williams
     ------------------------
      David  G.  Williams,  President

ACCEPTED  AND  AGREED  TO

By:  /s/  David  B.  Caney
   -----------------------
      David  B.  Caney